EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-174269, No. 333-211242, No. 333-256094, and No. 333-272046) and Form S-1 (No. 333-239446) of Ampco-Pittsburgh Corporation of our report dated March 17, 2025, relating to the consolidated financial statements which appears in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.

Pittsburgh, Pennsylvania

March 17, 2025